MARKET VECTORS® ETFs

More information:
vaneck.com/holdrs

# Van Eck Global Commences Exchange Offers for Six HOLDRS®

Van Eck Global has commenced exchange offers to allow shareholders of six Merrill Lynch-sponsored **HOL**ding Company **D**epository **R**eceipt**S** (HOLDRS) the opportunity to exchange their receipts for shares of new corresponding Market Vectors exchange-traded funds (ETFs).

The exchange offers commenced on 11.10.11 and will expire on 12.20.11, unless they are extended. The new Market Vectors ETFs are expected to commence trading on the trading day following the expiration of the exchange offers.

## Advantages of the Exchange

- Van Eck believes that ETFs offer a **more dynamic, diversified approach** to industry investing. HOLDRS use a depositary trust structure which means that their initial portfolio of securities generally remains static over time. In comparison, ETFs are able to rebalance their portfolios periodically and thereby track an underlying index.
- Van Eck's exchange offers are expected to allow participating investors the **opportunity for uninterrupted exposure** to target industry sectors. With the exception of Market Vectors Bank and Brokerage ETF, the new ETFs will have primarily the same investment focus as the corresponding HOLDRS. The new ETFs are expected to trade under the corresponding HOLDRS' ticker symbols.
- There may be **cost benefits and tax advantages** associated with participating in the exchange, versus other alternatives. See reverse for details. Note that fund expenses are generally higher for ETFs than for HOLDRS.

### Key Dates

| | |
|---|---|
| September 30, 2011 | Exchange offer documents filed with SEC |
| November 10, 2011 | Exchange offers commence; investors have ability to exchange HOLDRS receipts for corresponding Market Vector ETF shares |
| December 20, 2011 | Exchange offers expected to expire, unless they are extended; trading in six HOLDRS expected to be halted approximately 30 minutes prior to expiration |
| December 21, 2011 | New Market Vectors ETFs expected to commence trading on the trading day following expiration of exchange offers |

### Products Included in Exchange Offers

| Ticker Symbol | Merrill Lynch HOLDRS Trust | Market Vectors ETF | Market Vectors Index | Index Ticker Symbol |
|---|---|---|---|---|
| OIH | Oil Service | Market Vectors Oil Services ETF | Market Vectors US Listed Oil Services 25 Index | MVOIHTR |
| SMH | Semiconductor | Market Vectors Semiconductor ETF | Market Vectors US Listed Semiconductor 25 Index | MVSMHTR |
| PPH | Pharmaceutical | Market Vectors Pharmaceutical ETF | Market Vectors US Listed Pharmaceutical 25 Index | MVPPHTR |
| BBH | Biotech | Market Vectors Biotech ETF | Market Vectors US Listed Biotech 25 Index | MVBBHTR |
| RTH | Retail | Market Vectors Retail ETF | Market Vectors US Listed Retail 25 Index | MVRTHTR |
| RKH | Regional Bank | Market Vectors Bank and Brokerage ETF | Market Vectors US Listed Bank and Brokerage 25 Index | MVRKHTR |

### HOLDRS Trading Data[1]

| HOLDRS Trust | Oil Service | Semiconductor | Pharmaceutical | Biotech | Retail | Regional Bank |
|---|---|---|---|---|---|---|
| AUM | $2,073.5 m | $577.6 m | $512.8 m | $263.0 m | $94.4 m | $77.6 m |
| Avg. Daily Vol. (3 mo) | 6,109,673 | 11,392,920 | 370,459 | 13,500 | 963,419 | 309,387 |

[1]As of November 7, 2011; Source: Morningstar

**Financial Professional Use Only.**

Van Eck® Global
SINCE 1955

## Cost Benefits

- **Participating investors will bear no costs relating to the exchange transaction**, though they may be subject to fees charged by securities intermediaries.
- Certain fees may apply to alternative actions:

**Selling HOLDRS on Open Market**

Investors may be subject to applicable brokerage commissions.

**Canceling HOLDRS/Taking Possesion of Underlying Securities**

BNY Mellon (custodian) has the right to charge a cancellation fee of up to $10 per 100-share lot. When investors ultimately sell the underlying securities, they may also be subject to brokerage commissions.

**Taking No Action During Exchange Offer Period**

Following terminations of the HOLDRS Trusts, BNY Mellon will hold securities for a wind-down period of not less than four months. If investors choose to take delivery of underlying securities during the wind-down period, they will be subject to custodian cancellation fees of up to $10 per 100-share lot. After the wind-down period, BNY Mellon has the right to sell the underlying securities then held by the HOLDRS Trusts to cash and thereafter hold the uninvested net proceeds.

## Potential Tax Advantages

- **Participating investors may enjoy certain tax benefits.** A portion of the transaction is expected to be entitled to a tax-free exchange treatment. However, investors will be subject to capital gains (or losses) on underlying stock shares that are sold in order to conform the portfolio as closely as possible to the new ETF's underlying index; this amount will vary by HOLDRS Trust. As of 11/4/11, we expect that the following approximate percentages of securities underlying the respective HOLDRS will be sold in the rebalancing transaction*: OIH: 28%; SMH: 42%; PPH: 53%; BBH: 62%; RTH: 26%; RKH: 77%.

* These percentages may change between now and the expiration of the exchange offers. The gain (or loss) recognized on the rebalancing transaction by HOLDRS investors will also depend on the particular securities sold and would vary depending on the HOLDRS investor's tax basis in the securities sold.

- Certain tax treatment may apply to alternative actions:

**Selling HOLDRS on Open Market**

This is a fully taxable event; investor would be subject to capital gains (or losses), depending on cost basis.

**Canceling HOLDRS/Taking Possesion of Underlying Securities**

This is not a taxable event until underlying securities are ultimately sold.

**Take No Action During Exchange Offer Period**

If investor claims underlying securities during wind-down period, this is not a taxable event until underlying securities are ultimately sold. If investor claims monies after the wind-down period and after liquidation of unclaimed securities, investor would be subject to generally the same tax concequences as if the investor had sold their HOLDRS on the open market, *i.e.*, capital gains (or losses), depending on cost basis.

## Options Trading

- The exchange offers may have implications for some HOLDRS options investors (in OIH, SMH, PPH, BBH, RTH and RKH), particularly those with options expiring subsequent to the expiration date of the exchange offers. On October 12, 2011, the Options Clearing Corporation ("OCC") made an offical determination regarding the settlement of HOLDRS options. Their decision is outlined on the homepage of the OCC's website under "Latest InfoMemos." It should be noted that existing options are not issued by the HOLDRS Trusts.